This filing is made pursuant to Rule 424(b)(5) under the Securities Act of 1933 in connection with Registration No. 333-103244

SUPPLEMENT
to Prospectus Supplement dated October 23, 2003
(to Prospectus dated October 23, 2003)

$400,000,000
ONYX ACCEPTANCE OWNER TRUST 2003-D
Issuer

Onyx Acceptance Financial Corporation,
Seller

Onyx Acceptance Corporation,
Servicer

     The purpose of this supplement is to identify the entity that will serve as the owner trustee of the Onyx Acceptance Owner Trust 2003-D.

     The sentence appearing under the heading “The Owner Trustee” on page S-4 is amended and restated in its entirety to read as follows:

Chase Manhattan Bank USA, National Association, as owner trustee under the trust agreement.

     The first paragraph on page S-20 is amended and restated in its entirety to read as follows:

The trust’s principal offices are in Newark, Delaware, in care of Chase Manhattan Bank USA, National Association, as owner trustee, at the address listed below under “-The Owner Trustee and Trust Agent.”

     The first paragraph appearing under the heading “The Owner Trustee and Trust Agent” on page S-20 is amended and restated in its entirety to read as follows:

Chase Manhattan Bank USA, National Association is the owner trustee under the trust agreement, and is a national banking association. Its principal offices are located at 500 Stanton Christiana Road, OPS4 / 3rd Floor, Newark, Delaware 19713, Attention: Institutional Trust Services.

The date of this supplement is October 30, 2003